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Exhibit 3.1

Certificate of Amendment of the
By-Laws of The DIRECTV Group, Inc.

        The undersigned, being the duly elected, qualified and acting Secretary of The DIRECTV Group, Inc. (the "Corporation"), hereby certifies that Section 1 of Article II, Section 4 of Article II, Section 7 of Article II, Section 2 of Article IV and sub-section (b) of Article IX of the By-Laws of the Corporation were amended by the Board of Directors, to read in their entirety as follows:

Section 1 of Article II was hereby deleted and replaced in its entirety to read as follows:

Section 1.    Number, Election and Term of Directors.

        "Except as otherwise fixed by or pursuant to the provisions of the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock, the number of Directors of the Corporation shall be fixed from time to time by resolution adopted by a majority of the entire Board, but the number of Directors shall at no time be less than eleven (11) and initially shall be eleven (11). Notwithstanding the foregoing, any increase to the number of Directors of the Corporation in excess of twelve (12) Directors that would become effective prior to the next annual meeting of the stockholders of the Corporation occurring after July 29, 2009 shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Directors need not be stockholders. Directors shall (except as hereinafter provided for the filling of vacancies) be elected by the holders of the shares of stock entitled to vote thereon, by a plurality vote thereof, at the Annual Meeting of stockholders. Each Director so elected shall hold office until such Director's successor is duly elected and qualified, or until such Director's death, or until such Director's earlier disqualification, resignation, retirement or removal."

Section 4 of Article II was hereby deleted and replaced in its entirety to read as follows:

Section 4.    Newly Created Directorships and Board Vacancies.

        "Subject to applicable law and except as otherwise provided for or fixed by or pursuant to the Certificate of Incorporation relating to the rights of the holders of any class or series of preferred stock with respect to such class or series of preferred stock, newly created Directorships resulting from any increase in the authorized number of Directors or, subject to Section 12(b) of this Article II below, any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause between meetings of stockholders shall be filled only by the affirmative vote of a majority of all of the Directors then in office, even if less than a quorum, or a duly appointed committee of the Board, but in any event not by the stockholders. Notwithstanding the foregoing, the first individual appointed by the Board to serve as an independent Director (for NASDAQ purposes) following July 29, 2009 (other than any person appointed to replace a person who was serving as a member of the board of directors of the Corporation on May 3, 2009) shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Directors so chosen shall hold office until such Director's successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal from office in accordance with the Certificate of Incorporation, these By-Laws, or any applicable law or pursuant to an order of a court. No decrease in the number of authorized Directors constituting the entire Board shall shorten the term of any incumbent Director."

Section 7 of Article II was hereby deleted and replaced in its entirety to read as follows:

Section 7.    Quorum.

        "Except as may be otherwise provided by applicable law, the Certificate of Incorporation or these By-Laws, at all meetings of the Board, a majority of the entire Board shall constitute a quorum for the transaction of business. The act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board, except as otherwise provided in these By-Laws (including, without limitation, the second sentence of Section 1 of Article II, the second sentence of Section 4 of

Article II, the second sentence of Section 2 of Article IV and the second sentence of Sub-section (b) of Article IX) or required by law. The Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present."

Section 2 of Article IV was hereby deleted and replaced in its entirety to read as follows:

Section 2.    Election; Removal.

        "The Board at its first meeting held after each Annual Meeting of stockholders shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time solely by the Board, which determination may be by resolution of the Board or in any By-Law provisions duly adopted or approved by the Board and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation or removal. Notwithstanding the foregoing, the affirmative vote of not less than 80% of the number of Directors then serving on the Board, with any fractional number being rounded up to the next whole number, shall be required to fill the vacancy in the office of President and Chief Executive Officer of the Corporation created by the resignation of Mr. Chase Carey (and without regard to the appointment of Mr. Larry D. Hunter as interim Chief Executive Officer). The salaries of the officers elected by the Board shall be fixed from time to time by the Board or by such officers as may be designated by resolution of the Board, upon recommendation or action of the Compensation Committee. Any officer elected by the Board may be removed at any time by the Board with or without cause. Only the Board may fill any vacancy occurring in any office of the Corporation."

Sub-section (b) of Article IX was hereby deleted and replaced in its entirety to read as follows:

        "(b) Notwithstanding any of the foregoing, (i) Article II, Sections 1, 2, 3, 12, 13, (ii) Article III, Sections 1, 3, 4, 5, (iii) Article IV, and (iv) this Article IX of these By-Laws, may only be amended, altered or repealed (x) by the affirmative vote of at least a majority of the Directors, including at least a majority of Independent Directors then serving on the Board, or (y) by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally on matters requiring approval of stockholders, voting together as a single class, but excluding such shares Beneficially Owned by Purchaser, or (z) in the event any person, together with its Affiliates, shall have acquired ownership of sixty-five percent (65%) or more of the Corporation's Voting Securities then outstanding, pursuant to paragraph (a) of this Article IX above. In addition, notwithstanding any of the foregoing, (i) any amendment, alteration, repeal or modification by the Board of, or (ii) any amendment, alteration, repeal or modification by the Board of any provisions in these By-Laws, or the adoption of any new By-Law, inconsistent with, the second sentence of Section 1 of Article II, the second sentence of Section 4 of Article II, the second sentence of Section 2 of Article IV or this second sentence of this Sub-section (b) of this Article IX shall require the affirmative vote of not less than 80% of the Directors then serving on the Board, with any fractional number being rounded up to the next whole number. Notwithstanding anything herein to the contrary, (i) after the next annual meeting of the stockholders of the Corporation occurring after July 29, 2009, the second sentence of Section 1 of Article II and the second sentence of Section 4 of Article II shall be of no further force and effect and shall be deleted from these By-Laws without any further action by the Board or the stockholders, (ii) after the vacancy in the office of President and Chief Executive Officer of the Corporation created by the resignation of Mr. Chase Carey (and without regard to the appointment of Mr. Larry D. Hunter as interim Chief Executive Officer) is filled, the second sentence of Section 2 of Article IV shall be of no further force and effect and shall be deleted from these By-Laws without any further action by the Board or the stockholders and (iii) the Secretary of the Corporation shall have the authority to restate these By-Laws to reflect the deletions contemplated by clauses (i) and (ii) of this sentence and delete any other references to such deleted sections at any time after such deletions have occurred."

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  Exhibit 3.1
Certificate of Amendment of the By-Laws of The DIRECTV Group, Inc.